Exhibit 99.1

Class Action Complaint Filed Against eSpeed

New York, NY - February 17, 2005 - eSpeed, Inc. (Nasdaq: ESPD), a leading developer of electronic marketplaces and trading technology for the global capital markets, today announced the filing of a class action complaint against the Company.

On February 15, 2005, Mircuz Partners, LLC filed a purported class action complaint against eSpeed, Cantor Fitzgerald, L.P. and certain affiliated entities, as well as Howard Lutnick and Lee Amaitis, on behalf of all persons who purchased the securities of eSpeed from August 12, 2003, to July 1, 2004, alleging that eSpeed made "material false positive statements during the class period" and violated certain provisions of the U.S. Securities Exchange Act of 1934, as amended, and certain rules and regulations thereunder. The Company believes the lawsuit is without merit.

About eSpeed, Inc.

eSpeed, Inc. (NASDAQ: ESPD) is the leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and equities marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products over eSpeed's global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-though processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.

Media Contacts:
Michael Geller
eSpeed
212.610.2430
mgeller@espeed.com

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